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                                  EXHIBIT 99.1

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                                  [LETTERHEAD]

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    COWLITZ BANCORPORATION CLOSES ACQUISITION OF NORTHERN BANK OF COMMERCE

LONGVIEW, WA and PORTLAND, OR - July 3, 2000 - Cowlitz Bancorporation (Nasdaq:
CWLZ) announced today that the pending acquisition of Northern Bank of Commerce (Nasdaq: NBOC) has closed. Cowlitz will account for the acquisition as a purchase transaction. The acquisition was effective on Saturday, July 1, 2000. Cowlitz expects to merge Northern Bank into Cowlitz Bank today.

Under the merger agreement, each shareholder of Northern Bank of Commerce will receive $2.48 per share, in which $1.665 will be paid immediately and the remaining $.815 will go into an escrow account. Portland-based Northern Bank will be structured as a division of Cowlitz Bank, doing business as Northern Bank of Commerce, an arrangement similar to that with Cowlitz' Bay Bank division in Bellevue, Washington.

"We have looked forward to this day for a long time, and finally we can welcome Northern Bank of Commerce and their customers into Cowlitz Bancorporation," stated Harve Menkens, President. "Our franchise will now stretch along the I-5 corridor from Puget Sound to Portland, a region that provides us with great growth opportunities. We think our institution is in an ideal position to prosper as the Pacific Northwest grows."

Founded in 1994, Northern Bank of Commerce specializes in middle market lending and financial services. The bank has established a niche in Portland's small and medium-sized business market and also is noted for their service to retirement communities. They currently operate limited-opening-time branches in eight retirement communities throughout the Portland area. At March 31, 2000, assets were $49.6 million, net loans were $36.2 million and deposits totaled $47.5 million.

Cowlitz Bancorporation's assets were $219.0 million, net loans were $172.8 million and deposits totaled $154.5 million at March 31, 2000. Shareholders' equity was $31.0 million and book value equaled $7.79 per common share. Cowlitz Bank is the largest community bank headquartered in Cowlitz County - 40 miles north of Portland, Oregon. They provide trust services to the metropolitan Portland market through their Vancouver, Washington office and now through Northern Bank of Commerce.

FORWARD LOOKING STATEMENT DISCLAIMER: THIS RELEASE CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS THAT ARE SUBJECT TO VARIOUS RISKS AND UNCERTAINTIES. SUCH FORWARD LOOKING STATEMENTS, SPECIFICALLY IN REFERENCE TO THE PENDING MERGER, ARE BASED ON MANAGEMENT'S ASSUMPTIONS AND PROJECTIONS, THEREFORE, YOU SHOULD NOT RELY SOLELY ON THE FORWARD-LOOKING STATEMENTS IN EVALUATING AN INVESTMENT OR PROSPECTIVE INVESTMENT. YOU SHOULD CONSIDER ALL UNCERTAINTIES AND RISKS IN THE INSTITUTIONS' FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION AND THE FEDERAL DEPOSIT INSURANCE CORPORATION.


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NOTE:  Transmitted on PR Newswire at  5:30 a.m. PDT, July 3, 2000.